Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2010 Performance Update

The Frontier Fund Supplement Dated August 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	August 31, 2010	August 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	4.09%	2.73%	$99.44
Frontier Dynamic Series-1	1.76%	-1.66%	$89.91
Frontier Long/Short Commodity Series-1a	0.94%	-4.04%	$97.40
Frontier Masters Series-1	4.24%	1.59%	$95.97

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of August 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$698,997.76
Unrealized trading gain/(loss)			3,011,092.21
Less: commissions			(76,242.96)
Less: FCM fees			(153,564.33)
Foreign currency gain/(loss)			(14,622.55)
Interest income			124,786.03

Total Income			3,590,446.16

EXPENSES

Management fees			62,906.63
Incentive fees			374,366.66
Broker service fees			130,541.17

Total Expenses			567,814.46

Net Income (Loss)			$3,022,631.70

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	748,651.78417	$71,525,010.74	95.54
Current month additions	41,611.73592	4,036,210.79
Current month redemptions	(869.00814)	(84,380.22)
Net Income (loss) for current month		3,022,631.70

Net Asset Value, end of current month	789,394.51195	$78,499,473.01	99.44

	Monthly rate of return		4.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			25,871.68
Less: commissions			—
Less: FCM fees			(2,704.92)
Foreign currency gain/(loss)			—
Interest income			1,737.03

Total Income			24,903.79

EXPENSES
Management fees			—
Incentive fees			—
Broker service fees			2,287.60
Total Expenses			2,287.60

Net Income (Loss)			$22,616.19

STATEMENT OF CHANGES IN NET ASSET VALUE
	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	14,574.37785	$1,287,718.17	88.35
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		22,616.19

Net Asset Value, end of current month	14,574.37785	$1,310,334.36	89.91

	Monthly rate of return		1.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(201,688.07)
Unrealized trading gain/(loss)			274,055.39
Less: commissions			(7,466.20)
Less: FCM fees			(6,683.21)
Foreign currency gain/(loss)			9.33
Interest income			5,005.00

Total Income			63,232.24

EXPENSES

Management fees			9,055.13
Incentive fees			18,687.57
Broker service fees			5,612.05

Total Expenses			33,354.75

Net Income (Loss)			$29,877.49

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	32,978.93343	$3,182,260.34	96.49
Current month additions	581.69079	56,300.00
Current month redemptions	(259.73012)	(24,997.11)
Net Income (loss) for current month		29,877.49

Net Asset Value, end of current month	33,300.89410	$3,243,440.72	97.40

	Monthly rate of return		0.94%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,223,723.62
Unrealized trading gain/(loss)			396,747.90
Less: commissions			(10,926.23)
Less: FCM fees			(70,683.94)
Foreign currency gain/(loss)			(7,901.36)
Interest income			44,807.91

Total Income			1,575,767.90

EXPENSES
Management fees			49,775.69
Incentive fees			46,862.62
Broker service fees			59,458.30

Total Expenses			156,096.61

Net Income (Loss)			$1,419,671.29

STATEMENT OF CHANGES IN NET ASSET VALUE
	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	350,137.57813	$32,236,309.38	92.07
Current month additions	20,048.56849	1,865,850.72
Current month redemptions	(2,299.95734)	(216,809.04)
Net Income (loss) for current month		1,419,671.29

Net Asset Value, end of current month	367,886.18928	$35,305,022.35	95.97

	Monthly rate of return		4.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 1